Exhibit 99.1

InfoLogix Receives Nasdaq Deficiency Letter

HATBORO, Pa.  —  August 21, 2009 — InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced that it received a letter, dated August 19, 2009, from the Nasdaq Stock Market notifying it that InfoLogix is not in compliance with the continued listing rules of the Nasdaq Capital Market.  The letter stated that the reported stockholders’ equity as of June 30, 2009 fell short of the minimum stockholders’ equity requirement of $2,500,000 as set forth in Nasdaq Listing Rule 5550(b)(1).  Additionally, the letter stated that InfoLogix does not currently meet the alternatives for complying with the continued listing standards under Rule 5550(b) of market value of listed securities or net income from continuing operations as set forth in Nasdaq Listing Rule 5550(b) for continued listing on the Nasdaq Capital Market.

Under the Nasdaq Listing Rules, InfoLogix has 15 calendar days from August 19, 2009 to submit a plan for regaining compliance with the continued listing rules.  If Nasdaq accepts the plan, it may grant an extension of up to 105 calendar days from August 19, 2009 for InfoLogix to regain compliance.  If Nasdaq does not accept the plan, it may issue a delisting determination letter, which InfoLogix may appeal.  InfoLogix is currently evaluating various courses of action to regain compliance with the continued listing rules and intends to timely submit a plan with Nasdaq.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG).

Safe Harbor

InfoLogix makes forward-looking statements, including those relating to plans for regaining compliance with the Nasdaq rules, in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2008, our Quarterly Report on Form 10-Q for the period ended June 30, 2009 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

John A. Roberts

Chief Financial Officer

215-604-0691 x1102